EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors

Kennedy-Wilson, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 33-73324 and 333-92027 on Form S-8 of Kennedy-Wilson, Inc. of our report dated March 22, 2002, except for the effects of a restatement of the Company’s 2001 financial statements presented in previously issued financial statements, as to which the date is April 14, 2003 and except for Note 24 and the reclassification of certain property as discontinued operations as discussed in Note 5, as to which the date is March 29, 2004 appearing in this annual report on Form 10-K of Kennedy-Wilson, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Los Angeles, California

March 29, 2004